EXHIBIT 99.1




                                [SIX FLAGS LOGO]




                 SIX FLAGS REPORTS FIRST QUARTER 2007 RESULTS
                 --------------------------------------------

                 o   Revenues Increased 20% on 10% Fewer Park Operating Days

                 o Attendance Up 6%, With a 13% Increase in Total Revenue Per Capita

                 o   Loss from Continuing Operations Reduced 18% to $1.76 Per
                     Share


New York, NY - May 9, 2007 - Six Flags, Inc. (NYSE: SIX) today announced operating results for its first quarter ended March 31, 2007. (1) The first quarter historically represents less than 5% of the Company's full-year attendance and revenue.

Revenue from continuing operations for the quarter improved 20% to $50.7 million compared to $42.1 million in the prior-year period. The increase was driven by a 13% increase in total revenue per capita and a 6% increase in attendance, compared to the prior year. Total revenue per capita was driven by increased sponsorship revenues, a 7% increase in per capita admissions revenue and a 6% increase in per capita in-park revenues.

The Company's loss from continuing operations for the quarter improved by $34.1 million to $161.2 million while the net loss applicable to common stock for the quarter was $176.1 million compared to $246.5 million in the prior period. The quarter over quarter improvement was driven by a $34.1 million reduction in loss from continuing operations and a $35.3 million reduction in loss from discontinued operations.

Adjusted EBITDA(2) for the first quarter was a loss of $68.9 million, compared to a loss of $88.2 million in the first quarter of 2006. Excluding the management change costs, Adjusted EBITDA for the first quarter of 2006 would have been a loss of $77.3 million.

------------------------------

(1) Reported results from continuing operations for the quarter ended March 31, 2007 exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington ("Discontinued Operations Parks"). These parks have been classified as discontinued operations due to the Company's previously announced intentions to dispose of them. As of April 6, 2007, the sale of all of the above-named parks had been completed.

(2) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA and reconciliation to these amounts from net income (loss).


"The first quarter of 2007 marked another period of progress for Six Flags. Attendance and revenue per guest both increased relative to a year ago, while corporate alliances continued to play an increasing part of our top-line mix," said Mark Shapiro, Six Flags President and Chief Executive Officer. "While the first quarter historically represents only a small percentage of our annual revenues, our gains were generated on 10% fewer park operating days than in last year's first quarter."

Shapiro added, "We are also pleased with our progress to date on the balance sheet, highlighted by our recently announced debt refinancing and the completion of the seven-park sale process. These initiatives will provide additional flexibility for us to manage our business going forward. The core of our strategy is constant improvement and enhancement of the Six Flags experience for each and every guest, and our house is in order as we gear up for the summer season."


First Quarter Results

Attendance for the quarter improved 6% to 1.22 million from 1.15 million in the first quarter of 2006. Total revenue per capita for the quarter increased 13% to $41.51 from the prior-year level of $36.59. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $2.20, or 7%, to $34.01 from $31.81 in the first quarter 2006, as guests continued to spend more on admissions, food and beverage, parking and other in-park categories.

Costs and expenses from continuing operations, which includes payroll, advertising, cost of sales, repairs and maintenance, utilities, insurance, real estate taxes, depreciation, amortization, stock-based compensation and loss on fixed assets, were $169.3 million for the quarter, compared to $198.3 million for the first quarter of 2006, a decline of $29.0 million or 15%. The primary reasons for the decline were a reduction of $14.2 million in loss on fixed assets related to our decision to dispose of certain rides and attractions in the prior-year period and a reduction of $13.9 million in cash and stock-based compensation primarily related to the termination agreement in the first quarter of 2006 of our former Chief Financial Officer and severance expenses related to the management change. The reduced expenses were partially offset by planned increases in advertising expenses of $3.7 million.

Loss from continuing operations for the first quarter 2007 was $161.2 million or $1.76 per share - basic and diluted, compared to $195.3 million or $2.14 per share - basic and diluted, in the prior-year period. Net loss applicable to common stock in the first quarter 2007 was $176.1 million, or $1.86 per share - basic and diluted, compared to a net loss applicable to common stock of $246.5 million, or $2.63 per share - basic and diluted in the prior-year period.


Cash and Liquidity

As of March 31, 2007, the Company had total debt of $2.4 billion, of which $264.8 million is scheduled to mature prior to March 31, 2008. Of the current portion of long-term debt, $250.0 million represents borrowings under the working capital revolver of our credit facility, which can be re-borrowed.

During the three months ended March 31, 2007, net cash used in operating activities was $99.4 million. Net cash used in investing activities in the first quarter of 2007 was $33.2 million, consisting primarily of capital expenditures. The Company plans on spending approximately $100.0 million on capital expenditures for the 2007 calendar year.

At March 31, 2007, the Company had approximately $35.6 million of cash and $99.2 million available under its credit facility. As a result of the completion of the previously announced sale of seven parks on April 6, 2007, the Company received gross cash proceeds of $275 million.


Conference Call

Six Flags, Inc. will host a teleconference for analysts and investors today at 5:00 PM Eastern. Participants in the call will include President and Chief Executive Officer Mark Shapiro and Chief Financial Officer Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.


About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.


Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Media Contact:  Wendy Goldberg - (212) 652-9393

Investor Relations Contact: William Schmitt - (203) 682-8200

                                                       Six Flags, Inc.
                                          Three Months Ended March 31, 2007 and 2006
                                           (In Thousands, Except Per Share Amounts)

Statement of Operations (1)                                                         Three Months Ended
                                                                                         March 31,
                                                                    --------------------------------------------------
                                                                           2007                             2006
                                                                    -----------------                -----------------
Revenue                                                             $           50,660               $          42,081

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                                                    128,583                          138,137
Depreciation                                                                   33,633                           32,273
Amortization                                                                      250                              219
Stock-based compensation                                                        2,450                            9,063
Loss on fixed assets                                                            4,335                           18,578
                                                                    -----------------                -----------------
Loss from operations                                                         (118,591)                        (156,189)
                                                                    -----------------                -----------------
Interest expense (net)                                                         51,870                           47,801
Minority Interest in loss                                                      (9,973)                          (8,977)
Equity in operations of partnerships                                              297                              128
Other Expense                                                                     105                               32
                                                                    -----------------                -----------------
Loss from continuing operations
 before income taxes                                                         (160,890)                        (195,173)
Income tax (expense)                                                             (315)                            (167)
                                                                    -----------------                -----------------
Loss from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                                                        (161,205)                        (195,340)

Discontinued Operations                                                        (9,356)                         (44,669)
                                                                    -----------------                -----------------
Loss before cumulative effect of a
 change in accounting principle                                              (170,561)                        (240,009)

Cumulative effect of a change
  in accounting principle                                                           -                           (1,038)
                                                                    -----------------                -----------------
Net loss                                                            $        (170,561)               $        (241,047)
                                                                    =================                =================
Net loss applicable to
  common stock                                                      $        (176,054)               $        (246,540)
                                                                    =================                =================
Per share - basic and diluted:
     Loss from continuing operations                                $           (1.76)               $           (2.14)
     Discontinued operations                                        $           (0.10)               $           (0.48)
     Cumulative effect of a change in
        accounting principle                                        $               -                $           (0.01)
                                                                    -----------------                -----------------
Net loss                                                            $           (1.86)               $           (2.63)
                                                                    =================                =================



                                                         Balance Sheet Data
                                                           (In Thousands)


Balance Sheet Data                                                       March 31, 2007                  December 31, 2006
                                                                   -------------------------        ---------------------------
Cash and cash equivalents
  (excluding restricted cash)                                      $           35,573               $           24,295
Total assets                                                                3,202,271                        3,187,616


Current portion of long-term debt                                             264,816                          114,059
Long-term debt (excluding current
  portion)                                                                  2,125,229                        2,126,888
Mandatory redeemable preferred
  stock                                                                       284,779                          284,497
Total Stockholders equity                                                     201,963                          376,140



                                                                                    Three Months Ended
                                                                                         March 31,
                                                                    --------------------------------------------------
Other Data:                                                                2007                             2006
                                                                    -----------------                -----------------
EBITDA (Modified) (2)                                               $         (77,923)               $         (96,056)
Adjusted EBITDA (2)                                                 $         (68,850)               $         (88,196)
Weighted average shares
  outstanding - basic and diluted                                              94,631                           93,906
Net cash used in
  operating activities                                              $         (99,360)               $        (112,543)



The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                    --------------------------------------------------
                                                                           2007                             2006
                                                                    -----------------                -----------------
Net loss                                                            $        (170,561)               $        (241,047)
Cumulative effect of a change in
  accounting principle                                                              -                            1,038
Discontinued operations                                                         9,356                           44,669
Income tax expense                                                                315                              167
Other expense                                                                     105                               32
Equity in operations of partnerships                                              297                              128
Minority interest in earnings                                                  (9,973)                          (8,977)
Interest expense (net)                                                         51,870                           47,801
Loss on fixed assets                                                            4,335                           18,578
Amortization                                                                      250                              219
Depreciation                                                                   33,633                           32,273
Stock-based compensation                                                        2,450                            9,063
                                                                    -----------------                -----------------
EBITDA (Modified)                                                             (77,923)                         (96,056)
Third party interest in EBITDA
  of certain parks (3)                                                          9,073                            7,860
                                                                    -----------------                -----------------
Adjusted EBITDA                                                     $         (68,850)               $         (88,196)
                                                                    =================                =================



                                      NOTES
                                      -----

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks plus our interest in one hotel, that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA- Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income
      (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measure presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World), plus the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.